Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Investview, Inc.’s registration statement on Form S-8 (File No. 333-182836) of our report dated February 13, 2013 relating to the March 31, 2012 and 2011 carve-out financial statements of Instilend Technologies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the carve-out financial statements from separate records of ATT combined with records of Instilend Technologies, Inc. appearing in this Current Report on Form 8-K/A of Investview, Inc.

/s/ Fiondella, Milone & LaSaracina LLP

Glastonbury, Connecticut

February 13, 2013